PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-278400

Critical Metals Corp.

Primary Offering of
7,750,000 Ordinary Shares issuable upon exercise of warrants

Secondary Offering of
100,312,567 Ordinary Shares

_____________________________________________

This prospectus relates to the offer and sale by Critical Metals Corp., BVI business company incorporated in the British Virgin Islands, (“us,” “we,” “Critical Metals” or the “Company”), of 7,750,000 ordinary shares, par value $0.001 per share (“Ordinary Shares”), issuable upon the exercise of 7,750,000 public warrants, which were originally issued by Sizzle Acquisition Corp., a Delaware corporation (“Sizzle”), as part of its initial public offering of units at a price of $10.20 per unit, with each unit consisting of one share of Sizzle’s common stock, par value $0.0001 per share (the “Sizzle Common Stock”), and one-half of one Sizzle Warrant, which were assumed by Critical Metals at the Closing, with each public warrant exercisable for one Ordinary Share at an exercise price of $11.50 per (the “Public Warrants”).

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus (collectively, the “Selling Securityholders”) of up to 100,312,567 Ordinary Shares, which includes (i) 67,788,383 Ordinary Shares issued to European Lithium Limited (“EUR” or “European Lithium”) in connection with the Business Combination in exchange for all of the outstanding equity interests of ELAT at an effective purchase price of $0.68 per share; (ii) 6,778,838 Ordinary Shares issuable to EUR in connection with the Business Combination as Earnout Shares, which is subject to certain terms and conditions relating to the price of the Ordinary Shares during the five-year period following the consummation of the Business Combination, at an effective purchase price of 11.06 per share; (iii) 3,343,750 Ordinary Shares issued to VO Sponsor, LLC (the “Sponsor”) in connection with the Business Combination in exchange for 3,343,750 shares of Sizzle Common Stock, which consisted of (x) 2,621,000 shares of Sizzle Common Stock issued to the Sponsor in the form of founder shares prior to the initial public offering of Sizzle at an effective purchase price of $0.0046 per share and (y) 722,750 shares of Sizzle Common Stock that were purchased by the Sponsor simultaneously with the closing of the initial public offering of Sizzle at an effective purchase price of $10.00 per share; (iv) 51,600 Ordinary Shares issued to the Sponsor in connection with the Business Combination in satisfaction of $129,437 aggregate principal amount outstanding under certain promissory notes held by Sponsor at an effective purchase price of $2.51 per share; (v) 1,247,250 Ordinary Shares issued to Cantor Fitzgerald & Co. (“Cantor” or “CF&CO”), which includes (x) 47,250 Ordinary Shares issued in exchange for 47,250 private shares of Sizzle purchased by Cantor in a private placement in connection with the Sizzle IPO at a price of $10.00 per share, and (y) 1,200,000 Ordinary Shares issued as compensation to CF&CO, as the representative of the underwriters in the Sizzle IPO, for its deferred underwriting fee at a deemed issue price of $6.79 per share; (vi) 3,028,356 Ordinary Shares issuable to Empery Asset Mater, LTD (“EAM”) pursuant to the Subscription Agreements (as described elsewhere in this prospectus), which consists of (w) 114,497 Ordinary Shares issued upon the Closing of the Business Combination as subscription shares under the Subscription Agreement for an effective subscription price of $5.29 per share, after giving effect the reimbursement payable to such subscriber for open-market purchases of Sizzle Common Stock, (x) 628,479 Ordinary Shares issued upon the Closing of the Business Combination for no additional consideration as consideration for such subscriber’s entity into the Subscription Agreement; (y) 571,345 Ordinary Shares issuable upon the exercise of warrants to purchase 571,345 Ordinary Shares (the “Empery Asset Warrant”) pursuant to the Subscription Agreement at an initial exercise price of $10.00 per Ordinary Share (subsequently reduced to $5.00 per Ordinary Share pursuant to the terms of the warrant) and (z) 1,714,035 Ordinary Shares issued upon the Closing of the Business Combination, which are to be released to the holder at a rate of three Ordinary Shares for each Ordinary Share that Empery Asset purchases upon exercise of the Empery Asset Warrants, for an effective price of $2.50 per Ordinary Share upon the exercise of the Empery Asset Warrants; (vii) 1,342,430 Ordinary Shares issuable to Empery Tax Efficient III, LP (“ETE III”) pursuant to the Subscription Agreements (as described elsewhere in this prospectus), which consists of (w) 50,756 Ordinary Shares issued upon the Closing of the Business Combination as subscription shares under the Subscription Agreement for an effective subscription price of $5.29 per share, after giving effect the reimbursement payable to such subscriber for open-market purchases of Sizzle Common Stock, (x) 278,598 Ordinary Shares issued upon the Closing of the Business Combination for no additional consideration as consideration for such subscriber’s entity into the Subscription Agreement; (y) 253,269 Ordinary Shares issuable upon the exercise of warrants to purchase 253,269 Ordinary Shares (the “Empery Tax III Warrant”) pursuant to the Subscription Agreement at an exercise price of $10.00 per Ordinary Share (subsequently reduced to $5.00 per Ordinary Share pursuant to the terms of the warrant) and (z) 759,807 Ordinary Shares issued upon the Closing of the Business Combination, which are to be released to the holder at a rate of three Ordinary Shares for each Ordinary Share that Empery Tax III purchases upon exercise of the Empery Tax III Warrant, for an effective price of $2.50 per Ordinary Share upon the exercise of the Empery Tax III Warrants; (viii) 929,614 Ordinary Shares issuable to Empery Tax Efficient, LP (“ETE” and, together with ETE III and EAM, the “PIPE Investors”) pursuant to the Subscription Agreements (as described elsewhere in this prospectus), which consists of (w) 35,147 Ordinary Shares issued upon the Closing of the Business Combination as subscription shares under the Subscription Agreement for an effective subscription price of $5.29 per share, after giving effect the reimbursement payable to such subscriber for open-market purchases of Sizzle Common Stock, (x) 192,923 Ordinary Shares issued upon the Closing of the Business Combination for no additional consideration as consideration for such subscriber’s entity into the Subscription Agreement; (y) 175,386 Ordinary Shares issuable upon the exercise of warrants to purchase 175,386 Ordinary Shares (the “Empery Tax Warrant” and, together with the Empery Asset Warrant and the Empery Tax III Warrant, the “PIPE Warrants”) pursuant to the Subscription Agreement at an initial exercise price of $10.00 per share (subsequently reduced to $5.00 per Ordinary Share pursuant to the terms of the warrant) and (z) 526,158 Ordinary Shares issued upon the Closing of the Business Combination, which are to be released to the holder at a rate of three Ordinary Shares for each Ordinary Share that Empery Tax purchases upon exercise of the Empery Tax Warrant, for an effective price of $2.50 per Ordinary Share upon the exercise of the Empery Tax III Warrants; (ix) 350,000 Ordinary Shares that are issuable to Polar Multi-Strategy Master Fund (“Polar”) upon exercise of warrants to purchase 350,000 Ordinary Shares (the “Polar Warrants”) at an initial exercise price of $10.00 per share (subsequently reduced to $5.00 per Ordinary Share pursuant to the terms of the warrant), which warrants were issued upon the Closing of the Business Combination; (x) 1,015,000 Ordinary Shares issued to various vendors and service providers in connection with the Closing of the Business Combination pursuant to certain agreements to pay various business combination transaction expenses otherwise due at Closing in Ordinary Shares at an average effective price $2.75 per share; and (xi) 14,437,346 Ordinary Shares issued or issuable to Gem Global Yield LLC SCS (“GEM Global” or the “GEM Investor”), which consists of (x) 122,549 Ordinary Shares issued to GEM Global at the Closing as the commitment fee payable under the GEM Agreements (as defined below), (y) 1,814,797 Ordinary Shares issuable upon the exercise of warrants to purchase 1,814,797 Ordinary Shares (the “GEM Warrant” and, together with the Public Warrants, the PIPE Warrants and the Polar Warrants, the “Warrants”) at an initial exercise price of $10.71 per share (subsequently reduced to $5.00 per Ordinary Share pursuant to the terms of the warrant), which warrants were issued upon the Closing of the Business Combination; and (z) up to 12,500,000 Ordinary Shares issuable pursuant to the GEM Agreements.

On February 27, 2024 (the “Closing Date”), we consummated the transaction contemplated by the business combination agreement, dated as of October 24, 2022, as amended as of January 4, 2023, July 7, 2023, and November 17, 2023 (the “Merger Agreement”), by and among the Company, Sizzle, EUR, European Lithium AT (Investments) Limited, a BVI business company incorporated in the British Virgin Islands (“ELAT”) and Project Wolf Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”). Pursuant to the Merger Agreement (a) the Company acquired all of the issued and outstanding shares of ELAT held by shareholders of ELAT in exchange for ordinary shares of the Company, such that ELAT became a wholly owned subsidiary of the Company and the shareholders of ELAT became shareholders of the Company (the “Share Exchange”); and immediately thereafter (b) Merger Sub merged with and into Sizzle, with Sizzle continuing as the surviving entity and wholly owned subsidiary of the Company (such transactions, collectively, the “Business Combination”).

On July 4, 2023, we, the GEM Investor and GEM Yield Bahamas Ltd. (“GYBL”) entered into a Share Purchase Agreement (including the GEM Letter Agreements (as defined below), the “GEM Agreements”), pursuant to which we are entitled to draw up to $125 million of gross proceeds in exchange for Ordinary Shares, at a price equal to 90% of the average closing bid price of the Ordinary Shares on Nasdaq for a 30 day period, subject to meeting the terms and conditions of the GEM Agreements. The GEM Agreements allows us to access funds for general corporate purpose and working capital needs. In addition, at the Closing, the GEM Investor was granted a warrant (the “GEM Warrant”) to purchase up to 1,814,797 Ordinary Shares at an exercise price of $10.71 per share (subsequently reduced to $5.00 per Ordinary Share pursuant to the terms of the warrant and subject to adjustments described in the GEM Warrant) expiring on the 3rd anniversary of the closing of the Business Combination.

Solely for the purposes of calculating the number of Ordinary Shares that may be sold to the GEM Investor pursuant to the GEM Agreements, we have assumed a minimum purchase price of $10.00 per share.

On February 8, 2024, we, Sizzle, and the Sponsor entered into separate subscription agreements (each, a “Subscription Agreement”) with each PIPE Investor. Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase from Critical Metals, and Critical Metals agreed to issue and sell to the PIPE Investors, an aggregate of 1,000,000 Ordinary Shares for a purchase price of $10.00 per share, resulting in an aggregate purchase price of $10 million for all three PIPE Investors, subject to offsets for purchases of shares of Sizzle Common Stock, all on the terms and subject to the conditions set forth therein (the “PIPE Financing”).

In connection with the closing of the Business Combination, we and/or Sizzle entered into or amended, as applicable, certain agreements with their vendors or service providers, including the underwriter in Sizzle’s IPO, to pay various business combination transaction expenses otherwise due at Closing, including deferral agreements with vendors or service providers, requiring deferred cash payments by the registrant to such parties to be satisfied over specified time periods after Closing, and certain other fee modification agreements with vendors or service providers pursuant to which such parties received newly issued Ordinary Shares at Closing and/or deferred cash payments (or a combination of both). Pursuant to such agreements, an aggregate of 2,215,000 Ordinary Shares were issued to such providers.

In addition, in connection with the closing of the Business Combination, we entered into an omnibus amendment to the subscription agreements, pursuant to which, Critical Metals and the PIPE Investors agreed to extend the term of the warrants issued to such PIPE Investors at Closing to 15 months following the Closing.

Further, in connection with the Closing, Critical Metals also entered into a letter agreement (the “First Letter Agreement”) with the GEM Investor and GYBL pursuant to which, Critical Metals agreed to issue Ordinary Shares to the GEM Investor as the “commitment fee” pursuant to the Share Purchase Agreement and, on the 61st day following the Closing, the GEM Investor was granted the option to sell such commitment shares to the Company for at a predetermined price (the “Commitment Fee Put Amount”). In addition, the GEM Investor, on the first anniversary of the closing of the Business Combination, was granted the right to require Critical Metals to purchase the GEM Warrant from GEM Global in exchange for a number of Ordinary Shares having a value equal to $27,200,000. The GEM Investor has delivered notice of its exercise of this right, but as of the date of April 11, 2025, such shares had not yet been issued. On April 29, 2024, the Company, GEM Global and GYBL entered into a second letter agreement (the “Second Letter Agreement”) and on September 27, 2024, the Company, GEM Global and GYBL entered into a third letter agreement (the “Third Letter Agreement” and together with the First Letter Agreement and the Second Letter Agreement, the “GEM Letter Agreements”), pursuant to which, among other things, the Company agreed to deliver, in lieu of the Commitment Fee Put Amount on the date upon which it was otherwise due and payable, a cash payment of $3,500,000 following the consummation of a capital raising transaction, which amount would incur interest at a 10% annual rate. The private placement transaction that occurred on February 7, 2025 constituted a capital raising transaction and such cash payment payable under the letter agreement accrues interest at a 10% annual rate until paid. As of the date of April 11, 2025, such payment has not been made.

In connection with the Business Combination, holders of 1,414,537 shares of Sizzle Common Stock exercised their right to redeem their shares for cash at a price of approximately $11.06 per share, for an aggregate price of approximately $15.7 million, which represented approximately 61.3% of the total Sizzle public shares then outstanding. In addition, prior to the consummation on the business combination, in connection with several meetings to approve the extension of the date by which Sizzle was required to complete an initial business combination, public stockholders of Sizzle elected to redeem an aggregate of 13,193,234 shares of Sizzle Common Stock for an aggregate redemption amount of approximately $137.4 million. As a result, an aggregate of approximately $153.1 million was paid to such redeeming stockholders at or prior to the closing of the Business Combination out of the trust account established by Sizzle upon the closing of its initial public offering.

The Selling Securityholders can sell, under this prospectus, up to 100,312,567 Ordinary Shares, constituting approximately 82% of our outstanding Ordinary Shares on a fully diluted basis (assuming and after giving effect to (x) the issuance of 10,914,797 Ordinary Shares upon exercise of all outstanding Warrants and (y) the issuance of 12,500,000 Ordinary Shares pursuant to the GEM Agreements) as of April 9, 2025.

All the securities offered in this prospectus may be resold for so long as the registration statement, of which this prospectus forms a part, is available for use. The sale of all or a portion of the securities being offered in this prospectus could result in a significant decline in the public trading price of our securities. Despite such a decline in the public trading price, some of the selling securityholders may still experience a positive rate of return on the securities they purchased due to the price at which such selling securityholder initially purchased the securities.

We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. Our registration of the securities covered by this prospectus does not mean that the selling securityholders will offer or sell any of the securities registered for resale.

The GEM Investor and GYBL may use one or more financial intermediaries to effectuate sales, if any, of the Ordinary Shares that they may acquire from us pursuant to the GEM Agreements. Each such financial intermediary may receive commissions for executing such sales and, if so, such commissions will not exceed customary brokerage commissions. The GEM Investor and GYBL, as well as such financial intermediaries, are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. The GEM Investor and GYBL will bear all commissions and discounts, if any, attributable to their sale of Ordinary Shares covered by this prospectus. See “Plan of Distribution.” We will bear all costs, expenses, and fees in connection with the registration of the securities covered by this prospectus. The Selling Securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the Selling Securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Securityholders may sell these securities through ordinary brokerage transactions, through dealers or other financial intermediaries, in underwritten offerings, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers, dealers or other financial intermediaries participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. We are registering these securities for resale by the Selling Securityholders, or their donees, pledgees, transferees, distributees or other successors-in-interest selling our Ordinary Shares or Warrants or interests in our Ordinary Shares or Warrants or received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer.

We will not receive any proceeds from the sale of Ordinary Shares by the Selling Securityholders pursuant to this prospectus. We will, however, receive the proceeds from the exercise of Warrants to the extent such Warrants are exercised for cash. Each Warrant entitles the holder thereof to purchase one Ordinary Share at the applicable exercise price of such Warrant. The exercise price of (i) the Public Warrants to purchase 7,673,484 Ordinary Shares is $11.50 per share, (ii) the Polar Warrant to purchase 350,000 Ordinary Shares was initially $10.00 per share (subsequently reduced to $5.00 per Ordinary Share pursuant to the terms of the warrant), (iii) PIPE Warrants to purchase 1,000,000 Ordinary Shares was initially $10.00 per share (subsequently reduced to $5.00 per Ordinary Share pursuant to the terms of the warrant) (less the partially exercise of the PIPE Warrants for 600,000 ordinary shares on June 16, 2024 by certain funds affiliated with Empery Asset Management, LP) and (iv) the GEM Warrant to purchase 1,814,797 Ordinary Shares is $10.71 per share (subsequently reduced to $5.00 per Ordinary Share pursuant to the terms of the warrant), in each case, subject to further adjustment as set forth therein. Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $101.1 million. We believe that the likelihood that Warrant holders determine to exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than the applicable exercise price of the Warrants (on a per share basis), we believe that Warrant holders will be unlikely to exercise any of their Warrants, and accordingly, we will not receive any such proceeds. Conversely, we believe the Warrant holders are more likely to exercise their Warrants the higher the price of our Ordinary Shares is above the applicable exercise price of such Warrants. On April 10, 2025, the closing price of our Ordinary Shares was $1.54 per share, which is below the applicable exercise price of the Warrants. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the Warrant holders will exercise their Warrants. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of the Warrants will decrease.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our Ordinary Shares and Public Warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the trading symbols “CRML” and “CRMLW,” respectively. On April 10, 2025, the closing prices for our Ordinary Shares and Public Warrants on the Nasdaq were $1.54 per share and $0.23 per warrant, respectively.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and is therefore eligible to take advantage of certain reduced reporting requirements applicable to other public companies.

We are also a “foreign private issuer” as defined in the Exchange Act and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Investing in our securities involves a high degree of risk. See “Risk Factors” in our then-most recent Annual Report on Form 20-F, and any updates to those risk factors in our reports of foreign private issuer on Form 6-K incorporated by reference in this prospectus, together with all of the other information appearing or incorporated by reference in this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PROSPECTUS DATED APRIL 23, 2025

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the Selling Securityholders have authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC, utilizing a “shelf” registration process. By using a shelf registration statement, the selling securityholders may sell securities from time to time and in one or more offerings. Any prospectus supplement or free writing prospectus that we file in connection with any specific offering may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should read this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

You should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement. We have not, and the Selling Securityholders have not, authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, or in any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on its respective cover page and that any information incorporated by reference into any of the foregoing is accurate only as of the date of such document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: we have not done anything that would permit offerings under this prospectus, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ordinary shares and the distribution of this prospectus outside of the United States.

EXCHANGE RATES

The Company’s reporting currency is the U.S. dollar. The determination of the functional and reporting currency of each group company is based on the primary currency in which the group company operates. The functional currency of the Company’s subsidiaries will generally be the local currency.

The translation of foreign currencies into U.S. dollars is performed for assets and liabilities at the end of each reporting period based on the then current exchange rates. For revenue and expense accounts, an average monthly foreign currency rate is applied. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars will be recorded as part of a separate component of shareholders’ deficit and reported in the Company’s financial statements. Foreign currency transaction gains and losses will be included in other income (expense), net for the period.

MARKET AND INDUSTRY DATA

This prospectus includes industry data and forecasts that the Company obtained or derived from internal company analyses, independent third party publications and other industry data. Some data are also based on good faith estimates, which are derived from internal company analyses, information, assumptions or judgments, as well as the independent sources referred to above. Statements as to industry position are based on market data currently available. Any estimates underlying such market-derived information and other factors could cause actual results to differ from those expressed in the independent parties’ estimates and in our estimates, and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in our then-most recent annual report on Form 20-F, and any updates to those risk factors in our reports of foreign private issuer on Form 6-K incorporated by reference in this prospectus, together with all of the other information appearing or incorporated by reference in this prospectus, and under similar headings in any amendment or supplements to this prospectus.

TRADEMARKS

The Company owns or has rights to trademarks that they use in connection with the operation of its businesses and that are used in this prospectus. This prospectus also includes other trademarks, trade names and service marks that are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and ℠ symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

FREQUENTLY USED TERMS

The following terms used in this prospectus have the meanings indicated below:

Term	Description
Board	unless otherwise defined, means the board of directors of the Company.
Business Combination

means the transactions contemplated by the Merger Agreement whereby, among other things, (a) the Company acquired all issued and outstanding shares held by EUR in exchange for the Company Ordinary Shares, and any shares EUR or Sizzle holds in the Company were surrendered for no consideration, such that the ELAT became a wholly owned subsidiary of the Company and EUR became shareholder of the Company (referred to as the “Share Exchange”); and immediately thereafter (b) Merger Sub merged with and into Sizzle, with Sizzle continuing as the surviving entity and a wholly owned subsidiary of the Company.

Cantor or CF&CO	means Cantor Fitzgerald & Co., as representative of the several underwriters in the Sizzle IPO.
Charter	Means the Amended and Restated Memorandum and Articles of Association of the Company, as amended, effective as of February 27, 2024.
Closing	means the closing of the Business Combination.
Closing Date	means the date and time of the Closing.
Code	means the U.S. Internal Revenue Code of 1986, as amended.
Company

means Critical Metals Corp. after the consummation of the Business Combination in which it became the parent company of its direct, wholly-owned subsidiaries, Sizzle and ELAT, and means, collectively, the Company, and its direct, wholly-owned subsidiaries, Sizzle and ELAT.

Company Ordinary Shares	means ordinary shares, par value $0.001 per share, of the Company.
ELAT

means European Lithium AT (Investments) Limited, a BVI business company incorporated in the British Virgin Islands and a direct, wholly-owned subsidiary of EUR prior to the consummation of the Business Combination.

EUR or European Lithium	means European Lithium Limited, an Australian Public Company limited by shares, and sole shareholder of the Company prior to the consummation of the Business Combination.
Exchange Act	means the Securities Exchange Act of 1934, as amended.
Merger	means the merger of Merger Sub with and into Sizzle pursuant to the Merger Agreement.
Merger Agreement

means collectively the Agreement and Plan of Merger, dated as of October 24, 2022, by and among (i) Sizzle, (ii) EUR, (iii) ELAT, (iv) the Company and (v) Merger Sub, the Amendment No. 1 to Agreement and Plan of Merger, dated January 4, 2023, by and among the same parties, and the Amendment No. 2 to the Agreement and Plan of Merger, dated July 7, 2023, by and among the same parties.

Term	Description
Merger Sub	means Project Wolf Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Company prior to the Business Combination.
Promissory Note

means an unsecured promissory note to the Sponsor issued by Sizzle, pursuant to which Sizzle could have borrowed up to $150,000, and issued on December 19, 2020, prior to the Sizzle IPO. The Promissory Note was non-interest bearing, without fixed terms and was due on demand.

Public Warrants

means the warrants of Sizzle which were assumed by Critical Metals at the Closing, with each public warrant exercisable for one Ordinary Share at an exercise price of $11.50 per share, and trade on Nasdaq under the symbol “CRMLW.”

Representative	means Cantor Fitzgerald & Co., as representative of the several underwriters in the Sizzle IPO,
Share Exchange

means the transactions contemplated by the Merger Agreement whereby the Company acquired all of the issued and outstanding shares of the Company held by EUR in exchange for the Company Ordinary Shares, and any shares EUR held in the Company were surrendered for no consideration, such that ELAT became a wholly owned subsidiary of the Company and EUR became shareholder of the Company.

Sizzle	means Sizzle Acquisition Corp., a Delaware corporation.
Sizzle Common Stock	means the common stock, par value $0.0001 per share, of Sizzle.
Sizzle IPO	means Sizzle’s initial public offering.
Sizzle Warrant	means one whole redeemable warrant entitling its holder to purchase one share of Sizzle Common Stock for $11.50 per share.
Sponsor	means VO Sponsor, LLC, a Delaware limited liability company.
Technical Report Summary	means the Technical Report Summary related to the Wolfsberg Lithium Project prepared for the Company by CSA Global South Africa (Pty) Limited.
Trust Account or Sizzle trust account

means the trust account of Sizzle, which held the net proceeds of the Sizzle IPO and the sale of the private placement shares, together with interest earned thereon, less amounts released to remit tax payable obligations and up to $100,000 of any remaining interest for dissolution expenses.

Warrants	means, collectively, the Public Warrants, the Polar Warrant, the GEM Warrant and the PIPE Warrants.

FORWARD-LOOKING STATEMENTS

This Report and the documents incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include, without limitation, statements regarding the financial position, financial performance, business strategy, expectations of our business and the plans and objectives of management for future operations, including as they relate to the Business Combination. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this Report, forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “designed to” or other similar expressions that predict or indicate future events or trends or that are not statements of historical facts. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.

These forward-looking statements may include statements, among other things, relating to:

•        the benefits of the Business Combination;

•        the future financial and business performance of the Company and its subsidiaries;

•        the commercial success of mineral properties under development by the Company, including the Wolfsberg Project and the Tanbreez Project;

•        general economic conditions and conditions affecting the industries in which the Company operates;

•        commodity prices of the rare Earth minerals produced by the Company’s assets;

•        acquisitions, expansion projects and other plans and opportunities;

•        other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions; and

•        the other matters described in the section of entitled “Risk Factors” in our then-most recent Annual Report on Form 20-F, and any updates to those risk factors in our reports of foreign private issuer on Form 6-K incorporated by reference in this prospectus, together with all of the other information appearing or incorporated by reference in this prospectus, and under similar headings in any amendment or supplements to this prospectus.

Many important factors, in addition to the factors described above and in other sections of this prospectus, could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from estimates or forward-looking statements. We qualify all of our estimates and forward-looking statements by these cautionary statements.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors discussed under the “Risk Factors” section in the Company’s then-most recent Annual Report on Form 20-F, and any updates to those risk factors in our reports of foreign private issuer on Form 6-K incorporated by reference in this prospectus, together with all of the other information appearing or incorporated by reference in this prospectus, and under similar headings in any amendment or supplements to this prospectus. These forward-looking statements are based on information available as of the date of this Report, and expectations, forecasts and assumptions as of that date, involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should read this entire document carefully, including our financial statements and the related notes included in this prospectus.

Overview

We are a leading mining development company focused on critical metals and minerals and producing strategic products essential to electrification and next generation technologies for Europe and its Western world partners. Our primary strategy is to acquire, explore and develop unique and permitted critical metals mining assets that we expect will benefit from robust regulatory tailwinds in both Europe and North America and long-term secular trends for next generation technology in environmental, commercial and government applications. At the closing of our Business Combination, our efforts are focused on the development of our wholly-owned Wolfsberg Lithium Project (the “Wolfsberg Project”) located in Carinthia, Austria, which is approximately 270 kilometers south of Vienna. In addition, we hold additional Austrian projects of which European Lithium currently holds a 20% interest.

On June 5, 2024, we announced an agreement to acquire an interest in the Tanbreez Green Rare Earth Mine (the “Tanbreez Project”). The Tanbreez Project is a permitted, globally significant critical minerals asset positioned to unlock a sustainable, reliable and long-term rare earth supply for North America and Europe. Once operational, Tanbreez is expected to supply rare earth elements (“REEs”) to customers in the western hemisphere to support the production of a wide range of next-generation commercial products, as well as demand from the defense industry.

Our executive offices are located at c/o Maples Corporate Services (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.

Our Business Strategy

Our primary strategy is to acquire, explore and develop unique and permitted critical metals mining assets that we expect will benefit from robust regulatory tailwinds in both Europe and North America and long-term secular trends for next generation technology in environmental, commercial and government applications. Our foundational assets are the Wolfsberg lithium assets in Austria and the Tanbreez rare earths deposit in Greenland. Our strategy involves developing a low cost, highly sustainable source of lithium hydroxide manufactured from spodumene concentrate, providing European battery and EV manufacturers improved continuity of supply, reducing their dependence on the battery supply from Chinese manufacturers, while also helping them meet their environmental commitments. In addition to the development of the Wolfsberg Project, we expect to focus our efforts on rare earths and critical metals and minerals to produce strategic products essential for a transition to sustainable low carbon emission technologies for Europe and its western world partners. We believe this approach will allow us to become one of the most sustainable, cost-effective and strategic minerals suppliers in the world, and further help potential customers achieve their important environmental, social and governance goals required by shareholders and regulatory agencies.

As part of our business strategy, we intend to seek to acquire assets and operations that are strategic and complementary to our existing operations. This may include acquisitions or investments in complementary companies, assets, mines, products or technologies, including in other rare earth elements and minerals. We may have opportunities to make acquisitions from third parties jointly with EUR, and in some cases, we may acquire assets or other operations directly from EUR or its affiliates. EUR has no obligation to sell any additional assets to us or to accept any offer that we may make for any additional assets, and we may decide not to acquire such additional assets even if EUR or an affiliate offers them to us.

We have in the past evaluated and pursued, and intend in the future to evaluate and pursue, rare earth-related assets and other critical metals assets that have characteristics and opportunities similar to our existing business lines and enable us to leverage our asset base, knowledge base and skill sets. Such acquisition efforts may involve participation by us in processes that have been made public and involve a number of potential buyers, commonly referred to as “auction” processes, as well as situations in which we believe we are the only party or one of a limited number of potential buyers in negotiations with the potential seller. These acquisition efforts often involve assets which, if acquired, could have a material effect on our financial condition and results of operations. We typically do not announce a transaction until after we have executed a definitive acquisition agreement. Discussions and negotiations regarding a potential acquisition can advance or terminate in a short period of time. Moreover, the closing of any transaction for which we have entered into a definitive acquisition agreement will be subject to customary and other closing conditions, which may not ultimately be satisfied or waived. Accordingly, we can give no assurance that our current or future acquisition efforts will be successful. Although we expect the acquisitions we make to be accretive in the long term, we can provide no assurance that our expectations will ultimately be realized.

Foreign Private Issuer

We are considered a “foreign private issuer” under U.S. securities law. As a “foreign private issuer,” we are subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that we must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. We are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act, although it may elect to file certain periodic reports and financial statements with the SEC on a voluntary basis on the forms used by U.S. domestic issuers. We are not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Holding Company Structure

We are a holding company incorporated in the British Virgin Islands. We conduct our operations through ELAT. Investments in our securities are not purchases of equity securities of these operating subsidiaries but instead are purchases of equity securities of a BVI holding company with no material operations of its own.

With a holding company structure, we are subject to various restrictions on intercompany fund transfers and foreign exchange control under current laws and regulations and could be subject to additional restrictions under new laws and regulations that may come into effect in the future.

As of the date of this prospectus, neither Critical Metals nor any of its subsidiaries have made any dividends or distributions to their respective parent companies or to any investor and there have been no transfers of any type of assets among us and our subsidiaries. Since our inception, no cash has been transferred from any of our subsidiaries to Critical Metals, and there has also been no cash transferred amongst our subsidiaries. See Critical Metals’ audited historical consolidated financial statements included elsewhere in this prospectus. Any determination to pay dividends will be at the discretion of our board of directors. Currently, we do not anticipate that we would distribute earnings even after we become profitable and generate cash flows from operations.

Any determination to pay dividends will be at the discretion of our Board. Currently, we do not anticipate that we would distribute earnings even after we become profitable and generates cash flows from operations. We do not currently have any cash management policy that dictates how funds shall be transferred between us and our subsidiaries, or among its subsidiaries.

THE OFFERING

The summary below describes the principal terms of the offering. The “Description of Securities” section of this prospectus contains a more detailed description of our Ordinary Shares and Warrants.

Issuer	Critical Metals Corp.
Ordinary Shares offered by us	Up to 7,750,000 Ordinary Shares issuable upon the exercise of the Public Warrants.
Ordinary Shares that may be offered and sold from time to time by the Selling Securityholders	Up to 100,312,567 Ordinary Shares
Ordinary Shares outstanding prior to this offering (prior to the exercise of any Warrants)	98,602,178 Ordinary Shares
Terms of offering

The securities offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine. See “Plan of Distribution.”

Warrants issued and outstanding (as of the date of this prospectus)	7,673,484 Public Warrants, 350,000 Polar Warrants, 400,000 PIPE Warrants and 1,814,797 GEM Warrants.
Exercise of Warrants

Each Warrant entitles the holder thereof to purchase one Ordinary Share at the applicable exercise price of such Warrant. The exercise price of (i) the Public Warrants to purchase 7,673,484 Ordinary Shares is $11.50 per share, (ii) the Polar Warrant to purchase 350,000 Ordinary Shares was initially $10.00 per share (subsequently reduced to $5.00 per Ordinary Share pursuant to the terms of the warrant), (iii) PIPE Warrants to purchase 1,000,000 Ordinary Shares was initially $10.00 per share (subsequently reduced to $5.00 per Ordinary Share pursuant to the terms of the warrant) (less the partially exercise of the PIPE Warrants for 600,000 ordinary shares on June 16, 2024 by certain funds affiliated with Empery Asset Management, LP) and (iv) the GEM Warrant to purchase 1,814,797 Ordinary Shares was initially $10.71 per share (subsequently reduced to $5.00 per Ordinary Share pursuant to the terms of the warrant), in each case, subject to adjustment as set forth therein. Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $101.1 million. We believe that the likelihood that Warrant holders determine to exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than the applicable exercise price of the Warrants (on a per share basis), we believe that Warrant holders will be unlikely to exercise any of their Warrants, and accordingly, we will not receive any such proceeds. Conversely, we believe the Warrant holders are more likely to exercise their Warrants the higher the price of our Ordinary Shares is above the applicable exercise price of such Warrants. On April 10, 2025, the closing price of our Ordinary Shares was $1.54 per share, which is below the applicable exercise price of the Warrants. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the Warrant holders will exercise their Warrants. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of the Warrants will decrease.

Issuer	Critical Metals Corp.
Use of proceeds

We will not receive any of the proceeds from the sale of Ordinary Shares by the Selling Securityholders pursuant to this prospectus, nor from the sale of the Ordinary Shares issuable upon the exercise of the Warrants. We will receive any proceeds from the exercise of Warrants for cash.

See the section of this prospectus entitled “Use of Proceeds.”

Risk Factors

You should carefully read the “Risk Factors” beginning on page 15 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our securities.

Dividend Policy

We have not paid any cash dividends on our ordinary shares to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of the Board.

Market for our Ordinary Shares and Public Warrants	Our Ordinary Shares and Public Warrants are listed on Nasdaq under the symbols “CRML” and “CRMLW,” respectively.

INFORMATION RELATED TO THE OFFERED SECURITIES

This prospectus relates to the offer and sale by Critical Metals of 7,750,000 ordinary shares issuable upon the exercise of 7,750,000 public warrants, which were originally issued by Sizzle as part of its initial public offering and which were previously registered.

In addition, the Selling Securityholders can sell under this prospectus up to 100,312,567  Ordinary Shares, constituting approximately 82% of our outstanding Ordinary Shares on a fully diluted basis (assuming and after giving effect to (x) the issuance of 10,914,797 Ordinary Shares upon exercise of all outstanding Warrants and (y) the issuance of 12,500,000 Ordinary Shares pursuant to the GEM Agreements) as of April 9, 2025, which includes (i) 67,788,383 Ordinary Shares issued to European Lithium in connection with the Business Combination in exchange for all of the outstanding equity interests of ELAT at an equity consideration value of $11.06 per share; (ii) 6,778,838 Ordinary Shares issuable to EUR in connection with the Business Combination as Earnout Shares, which is subject to certain terms and conditions relating to the price of the Ordinary Shares during the five year period following the consummation of the Business Combination; (iii) 3,343,750 Ordinary Shares issued to the Sponsor in connection with the Business Combination in exchange for 3,343,750 shares of Sizzle Common Stock, which consisted of (x) 2,621,000 shares of Sizzle Common Stock issued to the Sponsor in the form of founder shares prior to the initial public offering of Sizzle and (y) 722,750 shares of Sizzle Common Stock that were purchased by the Sponsor simultaneously with the closing of the initial public offering of Sizzle; (iv) 51,600 Ordinary Shares issued to the Sponsor in connection with the Business Combination in satisfaction of $129,437 aggregate principal amount outstanding under certain promissory notes held by Sponsor; (v) 1,247,250 Ordinary Shares issued to CF&CO, which includes (x) 47,250 Ordinary Shares issued in exchange for 47,250 private shares of Sizzle purchased by Cantor in a private placement in connection with the Sizzle IPO, and (y) 1,200,000 Ordinary Shares issued as compensation to CF&CO, as the representative of the underwriters in the Sizzle IPO, for its deferred underwriting fee; (vi) 3,028,356 Ordinary Shares issuable to EAM pursuant to the Subscription Agreements, which consists of (w) 114,497 Ordinary Shares issued upon the Closing of the Business Combination as subscription shares under the Subscription Agreement (such shares, the “PIPE Shares”), (x) 628,479 Ordinary Shares issued upon the Closing of the Business Combination for no additional consideration (such shares, the “Bonus Shares”) as consideration for such subscriber’s entity into the Subscription Agreement; (y) 571,345 Ordinary Shares issuable upon the exercise of a PIPE Warrant and (z) 1,714,035 Ordinary Shares issued upon the Closing of the Business Combination, which are to be released to the holder at a rate of three Ordinary Shares for each Ordinary Share that the PIPE Investor purchases upon exercise of applicable portion of such PIPE Investor’s PIPE Warrants (such shares, the “Additional Shares”); (vii) 1,342,430 Ordinary Shares issuable to ETE III pursuant to the Subscription Agreements, which consists of (w) 50,756 PIPE Shares, (x) 278,598 Bonus Shares; (y) 253,269 Ordinary Shares issuable upon the exercise of the PIPE Warrants and (z) 759,807 Additional Shares; (viii) 929,614 Ordinary Shares issuable to ETE pursuant to the Subscription Agreements, which consists of (w) 35,147 PIPE Shares, (x) 192,923 Bonus Shares, (y) 175,386 Ordinary Shares issuable upon the exercise of the PIPE Warrants and (z) 526,158 Additional Shares; (ix) 350,000 Ordinary Shares that are issuable to Polar upon exercise of the Polar Warrants; (x) 1,015,000 Ordinary Shares issued to various vendors and service providers in connection with the Closing of the Business Combination pursuant to certain agreements to pay various business combination transaction expenses otherwise due at Closing in Ordinary Shares; and (xi) 14,437,346  Ordinary Shares issuable to Gem Global, which consists of (x) 122,549 Ordinary Shares issued to GEM Global at the Closing as the commitment fee payable under the GEM Agreements, (y) 1,814,797 Ordinary Shares issuable upon the exercise of the GEM Warrant; and (z) up to 12,500,000 Ordinary Shares issuable pursuant to the GEM Agreements.

The following table includes information relating to the securities held by the Selling Securityholders, including the price each Selling Securityholders paid for the securities (if applicable) and the potential profit relating to such securities. The following table is derived in part from our internal records and is for illustrative purposes only. The table should not be relied upon for any purpose outside of its illustrative nature. The public offering price in the Sizzle initial public offering was $10.00 per unit. Consequently, as set forth in the table below, some of the Selling Securityholders holders may realize a positive rate of return on the sale of the securities covered by this prospectus even if the market price per share of our Ordinary Shares is below $10.00 per share, in which case other securityholders may experience a negative rate of return on their investment.

Selling Securityholder	Number of Securities Offered		Effective Purchase Price per Offered Share ($)	Potential Profit Per Offered Security ($)(1)	Potential Aggregate Gross Profit ($)
European Lithium Limited
Ordinary Shares	67,788,383	(2)	0.68	0.86	58,298,009
Earnout shares in the form of Ordinary Shares	6,778,838	(3)	11.06	—	—
VO Sponsor, LLC
Founder Shares	2,621,000	(4)	0.0046	1.54	4,024,283
Private Placement Shares	722,750	(5)	10.00	—	—
Promissory Note Shares	51,600	(6)	2.51	—	—
Cantor Fitzgerald & Co.
Private Shares	47,250	(7)	10.00	—	—
Deferred Underwriting Fee Shares	1,200,000	(8)	6.79	—	—
Empery Asset Mater, LTD
PIPE Shares	114,497	(9)	5.29	—	—
Bonus Shares	628,479	(10)	—	1.54	967,858
PIPE Warrant Shares	571,345	(11)	2.50	—	—
Additional Shares	1,714,035	(12)	2.50	—	—
Empery Tax Efficient III, LP
PIPE Shares	50,756	(9)	5.29	—	—
Bonus Shares	278,598	(10)	—	1.54	429,041
PIPE Warrant Shares	253,269	(11)	2.50	—	—
Additional Shares	759,807	(12)	2.50	—	—
Empery Tax Efficient , LP
PIPE Shares	35,147	(9)	5.29	—	—
Bonus Shares	192,923	(10)	—	1.54	297,101
PIPE Warrant Shares	175,386	(11)	2.50	—	—
Additional Shares	526,158	(12)	2.50	—	—
Polar Multi-Strategy Master Fund
Polar Warrant Shares	350,000	(13)	5.00	—	—
Vendors and Service Providers
Supplier Shares	1,015,000	(14)	2.75	—	—
Gem Global Yield LLC SCS
Commitment Shares	122,549	(15)	—	1.54	188,725
GEM Warrant Shares	1,814,797	(16)	5.00	—	—
GEM Agreement Shares	12,500,000	(17)	(18)	(18)	(18)

____________

(1)      Notwithstanding any restrictions on the transferability of our Ordinary Shares or the potential vesting of any Earnout Shares, the potential profit per security offered and potential aggregate gross profit are calculated assuming that all such Ordinary Shares were sold at a price of $1.54 per share, which was the closing price of our Ordinary Shares on April 10, 2025. The trading price of our Ordinary Shares may be different at the time a selling securityholder decides to sell its securities.

(2)      Represents the Ordinary Shares issued to EUR in connection with the Business Combination pursuant to the terms of the Business Combination Agreement.

(3)      Represents the Ordinary Shares issuable to EUR in connection with the Business Combination as Earnout Shares pursuant to the terms of the Business Combination Agreement. The Earnout Shares are subject to certain terms and conditions relating to the price of the Ordinary Shares during the five year period following the consummation of the Business Combination.

(4)      Represents the Ordinary Shares issued to the Sponsor in connection with the Business Combination in exchange for shares of Sizzle Common Stock issued to the Sponsor in the form of founder shares prior to the Sizzle IPO.

(5)      Represents the Ordinary Shares issued to the Sponsor in connection with the Business Combination in exchange for shares of Sizzle Common Stock that were purchased by the Sponsor simultaneously with the closing of the Sizzle IPO.

(6)      Represents the Ordinary Shares issued to the Sponsor in connection with the Business Combination in satisfaction of $129,437 aggregate principal amount outstanding under certain promissory notes held by Sponsor.

(7)      Represents the Ordinary Shares issued to CF&CO in connection with the Business Combination in exchange for private shares of Sizzle purchased by CF&CO in a private placement in connection with the Sizzle IPO.

(8)      Represents the Ordinary Shares issued as compensation to CF&CO, as the representative of the underwriters in the Sizzle IPO, for its deferred underwriting fee.

(9)      Represents Ordinary Shares issued to the applicable PIPE Investor upon the Closing of the Business Combination as subscription shares under the Subscription Agreement, after giving effect to open market purchases, and the reimbursement payable to such PIPE Investor for open-market purchases of Sizzle Common Stock.

(10)    Represents Ordinary Shares issued upon the Closing of the Business Combination for no additional consideration as consideration for such PIPE Investor’s entry into the Subscription Agreement.

(11)    Represents Ordinary Shares issuable upon exercise of the PIPE Warrants issued pursuant to the Subscription Agreements. Each PIPE Warrant had an initial exercise price of $10.00 per share (subsequently reduced to $5.00 per Ordinary Share pursuant to the terms of the warrant) but, in connection with each Ordinary Share that such PIPE Investor purchases upon exercise of a PIPE Warrant, three Additional Shares held by the applicable PIPE Investor will be released as set forth in Note 13 below.

(12)    Represents Ordinary Shares issued upon the Closing of the Business Combination, which are to be released to the holder at a rate of three Ordinary Shares for each Ordinary Share that such PIPE Investor purchases upon exercise of a PIPE Warrant.

(13)    Represents Ordinary Shares issuable to Polar upon exercise of the Polar Warrants at an initial exercise price of $10.00 per share (subsequently reduced to $5.00 per Ordinary Share pursuant to the terms of the warrant).

(14)    Represents Ordinary Shares issued to various vendors and service providers in connection with the Closing of the Business Combination pursuant to certain agreements to pay various business combination transaction expenses otherwise due at Closing in Ordinary Shares.

(15)    Represents Ordinary Shares issued to GEM Global at the Closing as the commitment fee payable under the GEM Agreements.

(16)    Represents issuable upon the exercise of the GEM Warrant at an initial exercise price of $10.71 per share (subsequently reduced to $5.00 per Ordinary Share pursuant to the terms of the warrant).

(17)    Represents Ordinary Shares issuable pursuant to the GEM Agreements.

(18)    For the purposes of calculating the number of Ordinary Shares that may be sold to GEM Investor pursuant to the GEM Agreements, we have assumed a minimum purchase price of $10.00 per share. Ordinary Shares are to be issued at a price equal to 90% of the average closing bid price of the Ordinary Shares on Nasdaq for a 30 day period. Accordingly, we are unable to calculate the effective purchase price or any potential profits as the draw down price is presently unknown and will only be known if we draw down under the GEM Agreements. See the section of this entitled “The GEM Agreements” for additional information.

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth in our then-most recent annual report on Form 20-F, and any updates to those risk factors in our reports of foreign private issuer on Form 6-K incorporated by reference in this prospectus, together with all of the other information appearing or incorporated by reference in this prospectus, and under similar headings in any amendment or supplements to this prospectus. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, we may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business, prospects, financial condition or operating results.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our total capitalization as of December 31, 2024. The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus or any prospectus supplement. Our historical results do not necessarily indicate our expected results for any future periods.

(USD)
Cash and cash equivalents	$149,480
Equity:
Share capital	141,997,899
Unissued Capital	45,734,183
Reserves	56,989,260
Accumulated deficit	(171,106,936)
Total equity	73,614,406
Total capitalization	$73,614,406

USE OF PROCEEDS

All of the Ordinary Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from such sales. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”

We will, however, receive the proceeds from the exercise of Warrants to the extent such Warrants are exercised for cash. Each Warrant entitles the holder thereof to purchase one Ordinary Share at the applicable exercise price of such Warrant. The exercise price of (i) the Public Warrants to purchase 7,673,484 Ordinary Shares is $11.50 per share, (ii) the Polar Warrant to purchase 350,000 Ordinary Shares was initially $10.00 per share (subsequently reduced to $5.00 per Ordinary Share pursuant to the terms of the warrant), (iii) PIPE Warrants to purchase 1,000,000 Ordinary Shares is $10.00 per share (subsequently reduced to $5.00 per Ordinary Share pursuant to the terms of the warrant) and (iv) the GEM Warrant to purchase 1,814,797 Ordinary Shares was originally $10.71 per share (subsequently reduced to $5.00 per Ordinary Share pursuant to the terms of the warrant), in each case, subject to adjustment as set forth therein. Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $101.1 million. We believe that the likelihood that Warrant holders determine to exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than the applicable exercise price of the Warrants (on a per share basis), we believe that Warrant holders will be unlikely to exercise any of their Warrants, and accordingly, we will not receive any such proceeds. Conversely, we believe the Warrant holders are more likely to exercise their Warrants the higher the price of our Ordinary Shares is above the applicable exercise price of such Warrants. On April 10, 2025, the closing price of our Ordinary Shares was $1.54 per share, which is below the applicable exercise price of the Warrants. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the Warrant holders will exercise their Warrants. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of the Warrants will decrease.

DIVIDEND POLICY

The Board will consider whether or not to institute a dividend policy. It is the present intention of the Board to retain any earnings for use in our business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future. The timing, declaration, amount and payment of future dividends to stockholders falls within the discretion of the Board. The Board’s decisions regarding the amount and payment of future dividends will depend on many factors, including our financial condition, earnings, capital requirements of our business and covenants associated with debt obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that the Board deems relevant.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax considerations to U.S. Holders (as defined below) of the ownership and disposition of Ordinary Shares that are being offered pursuant to this prospectus. This discussion applies only to U.S. Holders that hold their Ordinary Shares as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). (generally, property held for investment). The following does not purport to be a complete analysis of all potential tax effects arising in connection with the ownership and disposition of Ordinary Shares. The effects of U.S. federal tax laws other than U.S. federal income tax laws, such as estate and gift tax laws, and U.S. state, local and non-U.S. tax laws are not discussed.

This discussion does not address all U.S. federal income tax considerations that may be relevant to any particular investor’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax, or to investors subject to special rules under U.S. federal income tax laws, including, without limitation:

•        banks, insurance companies, and certain other financial institutions;

•        regulated investment companies and real estate investment trusts;

•        brokers, dealers or traders in securities;

•        traders in securities that elect to mark to market;

•        tax-exempt organizations or governmental organizations;

•        U.S. expatriates and former citizens or long-term residents of the United States;

•        persons holding Ordinary Shares as part of a hedge, straddle, wash sale, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated or similar transaction;

•        persons subject to special tax accounting rules as a result of any item of gross income with respect to Ordinary Shares being taken into account in an applicable financial statement;

•        except as specifically provided below, persons that actually or constructively own five percent or more (by vote or value) of the Company’s shares;

•        “controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

•        U.S. Holders having a functional currency other than the U.S. dollar;

•        persons who hold or received Ordinary Shares pursuant to the exercise of any employee stock option or otherwise as compensation; and

•        tax-qualified retirement plans.

If an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes is a beneficial owner of Ordinary Shares, the tax treatment of a partner, member, or other beneficial owner of such partnership or other pass-through entity will depend on the status of such partner, member, or other beneficial owner, the activities of the partnership or other pass-through entity and certain determinations made at the owner level. Accordingly, partnerships and other pass-through entities and the partners, members, and other beneficial owners of such partnerships and other pass-through entities should consult their tax advisors regarding the U.S. federal income tax consequences to them of the ownership and disposition of the Company’s securities.

This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (“IRS”), in each case in effect as of the date hereof. These authorities are subject to change or to differing interpretations. Any such change or differing interpretation may be applied retroactively or otherwise have retroactive effect in a manner that could adversely affect the tax consequences discussed below. The Company has not sought, and it does not intend to seek, any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take, or a court will not sustain, a position contrary to any of the tax considerations discussed below.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE OWNERSHIP AND DISPOSITION OF ORDINARY SHARES. EACH INVESTOR IN ORDINARY SHARES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE AND LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS UNDER ANY APPLICABLE TAX TREATY, AND POSSIBLE CHANGES IN TAX LAW.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Ordinary Shares, who or that is, for U.S. federal income tax purposes:

•        an individual who is a U.S. citizen or resident of the United States;

•        a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

Dividends and Other Distributions on Ordinary Shares

Subject to the passive foreign investment company (“PFIC”) rules discussed below under the heading “— Passive Foreign Investment Company Rules,” the gross amount of distributions, i.e., before reduction for withholding taxes, if any, (other than certain distributions of shares of the Company or rights to acquire shares of the Company) on the Ordinary Shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such dividends generally will be includable in a U.S. Holder’s income in the year actually or constructively received by such U.S. Holder. Distributions in excess of the Company’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Ordinary Shares and will be treated as described below under the heading “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Ordinary Shares.”

Amounts treated as dividends that the Company pays to a U.S. Holder that is treated as a corporation for U.S. federal income tax purposes generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if the Ordinary Shares are readily tradable on an established securities market in the United States (such as Nasdaq) or the Company is eligible for benefits under an applicable tax treaty with the United States meeting certain requirements (for this purpose, the United States Treasury Department has determined that the United States-UK income tax treaty meets these requirements), and, in each case, the Company is not treated as a PFIC with respect to such U.S. Holder for the taxable year in which the dividend was paid or for the preceding year and provided certain holding period requirements are met. There can be no assurance that the Ordinary Shares will be considered readily tradable on an established securities market in any year. In addition, there can be no assurance that the Company will not be treated as a PFIC with respect to a U.S. Holder for any taxable year (see the discussion below under the heading “— Passive Foreign Investment Company Rules”). U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to the Ordinary Shares.

Subject to certain conditions and limitations, non-refundable non-U.S. taxes (at a rate not in excess of any applicable tax treaty rate), if any, withheld on dividends paid by the Company may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. For purposes of calculating the U.S. foreign tax credit, dividends paid on Ordinary Shares will generally be treated as income from sources outside the United States and will generally constitute passive category income. In lieu of claiming a foreign tax credit, a U.S. Holder may deduct any non-U.S. income tax imposed with respect to their Ordinary Shares in computing their taxable income, subject to generally applicable limitations under U.S. federal income tax law. However, the rules governing a U.S. Holder’s ability to claim a U.S. foreign tax credit or deduction are complex. U.S. Holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit or deduction under their particular circumstances.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Ordinary Shares

Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” upon any sale, taxable exchange or other taxable disposition of Ordinary Shares, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the amount realized (i.e., sum of the amount of cash and the fair market value of any other property received in such sale, taxable exchange or other taxable disposition, in each case before reduction for withholding taxes, if any) and (ii) the U.S. Holder’s adjusted tax basis in such Ordinary Shares. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Ordinary Shares exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations. This gain or loss generally will be treated as U.S. source gain or loss for U.S. foreign tax credit purposes.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of Ordinary Shares could be materially different from that described above if the Company is treated as a PFIC for U.S. federal income tax purposes.

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

As of the date hereof, the Company has not made a determination as to its PFIC status for its mostly recently ended taxable year or any other taxable year. Whether the Company is a PFIC is determined on an annual basis. The determination of whether the Company is a PFIC is a factual determination that depends on, among other things, the composition of the Company’s income and assets, and the market value of its shares and assets, including the composition of income and assets and the market value of shares and assets of certain subsidiaries, from time to time, and thus the determination can only be made annually after the close of each taxable year. Thus, no assurance can be given as to whether the Company will be a PFIC in its current taxable year or for any future taxable year. In addition, the Company’s U.S. counsel expresses no opinion with respect to the Company’s PFIC status for any taxable year.

Although the Company’s PFIC status is determined annually, a determination that the Company is a PFIC in a particular taxable year will generally apply for subsequent years to a U.S. Holder who held (or is deemed to have held) Ordinary Shares while the Company was a PFIC, whether or not the Company meets the test for PFIC status in those subsequent years.

If the Company is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Ordinary Shares and the U.S. Holder did not make either a qualified electing fund (“QEF”) election or mark-to-market election, as further discussed below, for the first taxable year in which the Company was treated as a PFIC and in which the U.S. Holder held (or is deemed to have held) such shares or otherwise, such U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Ordinary Shares (which may include gain realized by reason of transfers of Ordinary Shares that would otherwise qualify as nonrecognition transactions for U.S. federal income tax purposes) and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, the portion of such U.S. Holder’s holding period for the Ordinary Shares that preceded the taxable year of the distribution) (together, the “excess distribution rules”).

Under these excess distribution rules:

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares;

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of the Company’s first taxable year in which the Company is a PFIC, will be taxed as ordinary income;

•        the amount allocated to each other taxable year (or portion thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder without regard to the U.S. Holder’s other items of income and loss; and

•        an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year (or portion thereof) of the U.S. Holder without regard to the U.S. Holder’s other items of income and loss.

In general, if the Company is determined to be a PFIC, a U.S. Holder may be able to avoid the excess distribution rules described above in respect of the Ordinary Shares by making and maintaining a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of the Company’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which the Company’s taxable year ends. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

If a U.S. Holder makes a QEF election with respect to its Ordinary Shares for any taxable year but did not make a QEF election for the Company’s first taxable year as a PFIC in which the U.S. Holder held (or is deemed to have held) Ordinary Shares, then notwithstanding such QEF election, the excess distribution rules discussed above, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such U.S. Holder’s Ordinary Shares, unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such Ordinary Shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of such purging election, the U.S. Holder will have additional basis (to the extent of any gain recognized on the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in the Ordinary Shares.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

If a U.S. Holder has made a QEF election with respect to their Ordinary Shares, and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF election for the Company’s first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of Ordinary Shares generally will be taxable as capital gain and no additional tax or interest charge will be imposed under the excess distribution rules. As discussed above, if the Company were a PFIC for any taxable year, a U.S. Holder of Ordinary Shares that has made a QEF election will be currently taxed on its pro rata share of the Company’s earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable when distributed to such U.S. Holder. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if the Company were not a PFIC for any taxable year, such U.S. Holder will not be subject to the QEF inclusion regime with respect to its Ordinary Shares for any such taxable year.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from the Company that provides the information necessary for U.S. Holders to make or maintain a QEF election. There can be no assurance that the Company will have timely knowledge of its status as a PFIC in the future or that the Company will timely provide such information for any year. The failure to provide such information on an annual basis could prevent a U.S. Holder from making a QEF election or result in the invalidation or termination of a U.S. Holder’s prior QEF election.

Alternatively, if the Company is a PFIC and the Ordinary Shares constitute “marketable stock,” a U.S. Holder who owns (or is treated as owning for purposes of this rule) Ordinary Shares at the close of its taxable year may avoid the application of the excess distribution rules discussed above if such U.S. Holder makes a “mark-to-market” election with respect to such Ordinary Shares for the first taxable year (x) in which it holds (or is deemed to hold) Ordinary Shares and (y) for which the Company is determined to be a PFIC. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Ordinary Shares at the end of such year over its adjusted basis in its Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Ordinary Shares over the fair market value of its Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts. Any further gain recognized on a sale or other taxable disposition of its Ordinary Shares will be treated as ordinary income, and any further loss recognized will be treated as ordinary loss (but only to the extent of the net amount of income previously included as a result of a mark-to-market election, and any loss in excess of such prior inclusions generally would be treated as capital loss).

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including Nasdaq, or on a foreign exchange or market that is regulated or supervised by a governmental authority of the country in which such exchange or market is located and meets certain other requirements. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the Ordinary Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to Ordinary Shares under their particular circumstances.

If the Company is a PFIC and, at any time, the Company has a foreign subsidiary that is classified as a PFIC (such foreign subsidiary, a “lower-tier PFIC”), a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge under the excess distribution rules described above if the Company receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC, or the U.S. Holder otherwise was deemed to have disposed of an interest in the lower-tier PFIC. There can be no assurance that the Company will have timely knowledge of the status of any lower-tier PFIC or provide information that may be required for a U.S. Holder to make or maintain a QEF election with respect to such lower-tier PFIC. A mark-to-market election generally would not be available with respect to any lower-tier PFIC.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS.

The rules dealing with PFICs and with the QEF, purging and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of Ordinary Shares are urged to consult their own tax advisors concerning the application of the PFIC rules to the Company’s securities under their particular circumstances.

Foreign Asset Reporting

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including cash) to the Company. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement, and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. Furthermore, certain U.S. Holders are required to report their holdings of certain specified foreign financial assets, including equity of foreign entities, if the aggregate value of all of these assets exceeds certain threshold amounts, by filing IRS Form 8938 with their federal income tax return. Ordinary Shares are expected to constitute foreign financial assets subject to these requirements unless the Ordinary Shares are held in an account maintained at certain financial institutions. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties, and the period of limitations on assessment and collection of U.S. federal income taxes may be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of Ordinary Shares and the significant penalties for non-compliance.

Information Reporting and Backup Withholding

Dividend payments with respect to Ordinary Shares and proceeds from the sale or exchange of Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

THE U.S. FEDERAL INCOME TAX TREATMENT OF PROSPECTIVE INVESTORS IN OUR SECURITIES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. THIS DISCUSSION IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE TAX CONSIDERATIONS OF THEIR PARTICULAR SITUATIONS.

MATERIAL BRITISH VIRGIN ISLANDS TAX CONSIDERATIONS

The following summary contains a description of certain British Virgin Islands tax consequences of the acquisition, ownership and disposition of ordinary shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase ordinary shares. The summary is based upon the tax laws of British Virgin Islands and regulations thereunder and on the tax laws of the U.S. and regulations thereunder as of the date hereof, which are subject to change.

British Virgin Islands Tax Considerations

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any Shares under the laws of their country of citizenship, residence or domicile.

Under Existing British Virgin Islands Laws.

The Company and all dividends, interest, rents, royalties, compensation and other amounts paid by the Company to persons who are not resident in the BVI and any capital gains realized with respect to any shares, debt obligations, or other securities of the Company by persons who are not resident in the BVI are exempt from all provisions of the Income Tax Ordinance in the BVI.

No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable by persons who are not resident in the BVI with respect to any shares, debt obligation or other securities of the Company.

All instruments relating to transfers of property to or by the Company and all instruments relating to transactions in respect of the shares, debt obligations or other securities of the Company and all instruments relating to other transactions relating to the business of the Company are exempt from payment of stamp duty in the BVI. This assumes that the Company does not hold an interest in real estate in the BVI.

There are currently no withholding taxes or exchange control regulations in the BVI applicable to the Company or its members.

DESCRIPTION OF SECURITIES

A summary of the material provisions governing our securities is described below. This summary is not complete and should be read together with the amended and restated Memorandum and Articles of Association of the Company (together, the “Articles”) and the Warrant Agreement, each of which has been filed as an exhibit to the registration statement of which this prospectus forms a part. You are urged to read the Articles and the Warrant Agreement for a complete description of the rights and preferences of our securityholders.

General

The Company is a BVI business company limited by shares and incorporated in the British Virgin Islands and its affairs are governed by its Articles and the BVI Companies Act (each as amended or modified from time to time).

As provided in the Articles, subject to the BVI Companies Act, the Company has full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and, for such purposes, full rights, powers and privileges. The registered office of the Company is c/o Maples Corporate Services (BVI) Limited, PO Box 173, Road Town, Tortola, British Virgin Islands.

Authorized Shares

The Articles authorize the issuance of up to 500,000,000 shares, consisting of (a) 450,000,000 Ordinary Shares and (b) 50,000,000 preference shares. All outstanding Ordinary Shares are fully paid and non-assessable.

All options, regardless of grant dates, will entitle holders to an equivalent number of Ordinary Shares once the vesting and exercising conditions are met.

The Ordinary Shares are expected to be listed on Nasdaq under the symbol “CRML”.

Key Provisions of the Articles and British Virgin Islands Law Affecting the Company’s Ordinary Shares or Corporate Governance

Voting Rights

The holders of Ordinary Shares are entitled to one vote per share on all matters to be voted on by shareholders. The Articles do not provide for cumulative voting with respect to the election of directors.

Transfer

All Ordinary Shares are issued in registered form and may be freely transferred under the Articles, unless any such transfer is restricted or prohibited by another instrument, Nasdaq rules or applicable securities laws.

Under the BVI Companies Act, shares that are listed on a “recognized exchange” (as that term is defined in the BVI Companies Act) may be transferred without the need for a written instrument of transfer if the transfer is carried out in accordance with the laws, rules, procedures and other requirements applicable to shares listed on the “recognized exchange” and subject to the Articles.

Additionally, any Securities received in the Business Combination by persons who are or become affiliates of the Company for purposes of Rule 144 under the Securities Act may be resold only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act, including pursuant to this prospectus. Persons who may be deemed affiliates of the Company generally include individuals or entities that control, are controlled by or are under common control with, the Company and may include the directors and executive officers of the Company, as well as its significant shareholders.

Redemption Rights

The BVI Companies Act and the Articles permit the Company to purchase its own shares with the prior written consent of the relevant members, on such terms and in such manner as may be determined by its board of directors and in accordance with the BVI Companies Act.

Dividends and Distributions

Pursuant to the Articles and the BVI Companies Act, the Board may from time to time declare dividends and other distributions, and authorize payment thereof, if, in accordance with the BVI Companies Act, the Board is satisfied that immediately after the payment of any such dividend or distribution, (a) the value of the Company’s assets exceeds its liabilities and (b) the Company will be able to pay its debts as they fall due. Each holder of Ordinary Shares has equal rights with regard to dividends and to distributions of the surplus assets of the Company, if any.

Other Rights

Under the Articles, the holders of Securities are not entitled to any preemptive rights or anti-dilution rights. Securities are not subject to any sinking fund provisions.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

The Board may from time to time make calls upon members for any amounts unpaid on their Ordinary Shares in a notice served to such members at least 14 clear days prior to the specified time of payment. The Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture.

Issuance of Additional Shares

The Articles authorize the Board to issue additional Ordinary Shares from time to time as the Board shall determine, subject to the BVI Companies Act and the provisions, if any, in the Articles (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of any applicable exchange, the SEC and/or any other competent regulatory authority and without prejudice to any rights attached to any existing shares.

However, under British Virgin Islands law, our directors may only exercise the rights and powers granted to them under the Articles for a proper purpose and for what they believe in good faith to be in the best interests of the Company.

Meetings of Shareholders

Under the Articles, the Company may, but (unless required by any applicable law, rule or regulation) is not obligated to, hold an annual general meeting each year. The Board or the chair, if in office, may call an annual general meeting or an extraordinary general meeting upon not less than seven days’ notice unless such notice is waived in accordance with the Articles. A meeting notice must specify the place, day and hour of the meeting and the general nature of the business to be conducted at such meeting. At any general meeting of the Company shareholders, one-third of the voting power of the Company’s Ordinary Shares entitled to vote at such meeting shall constitute a quorum. Subject to the requirements of the BVI Companies Act, only those matters set forth in the notice of the general meeting or (solely in the case of a meeting convened upon a Special Meeting Request (as defined below)) properly requested in connection with a Special Meeting Request may be considered or acted upon at a meeting of the Company shareholders.

Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Under the Articles, shareholders of the Company have the right to submit a requisition (a “Special Meeting Request”) requiring the Board of Directors to convene an extraordinary general meeting, as more particularly described below. Only those matters set forth in the notice of the general meeting or properly the subject of a Special Meeting Request may be considered or acted upon at a general meeting.

To properly requisition an extraordinary general meeting pursuant to a Special Meeting Request, (a) the request of shareholders representing not less than 30% of the voting power represented by all issued and outstanding shares of the Company in respect of the matter for which such meeting is requested must be deposited at the registered office of the Company and (b) the requisitioning shareholders must comply with certain information requirements specified in the Articles.

In connection with any meeting of shareholders, the right of a shareholder to bring other business or to nominate a candidate for election to the Board must be exercised in compliance with the requirements of the Articles. Among other things, notice of such other business or nomination must be received at the registered office of the Company not later than the close of business on the date that is 120 days before, and not earlier than the close of business on the date that is 150 days before, the one-year anniversary of the preceding year’s annual general meeting, subject to certain exceptions.

Liquidation

On a liquidation or winding up of the Company, assets available for distribution among the holders of Ordinary Shares shall be distributed among the holders of Ordinary Shares on a pro rata basis.

Inspection of Books and Records

The Board shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of members and no member shall have any right of inspecting any account, book or document of the Company except as conferred by law or authorized by the Board or by the Company in general meeting.

Preference Shares

The Articles provide that preference shares may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series by an amendment to the Articles to be approved by the Board. The Board is able to, without shareholder approval, issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of Ordinary Shares and could have anti-takeover effects. The ability of the Board to issue preference shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. The Company has no preference shares issued and outstanding at the date of this prospectus. Any amendment to the Articles by the Board in order to assign rights to any preference shares and the issuance of such preference shares would be subject to applicable directors’ duties.

Anti-Takeover Provisions

Some provisions of the Articles may discourage, delay or prevent a change of control of the Company or management that members may consider favorable, including, among other things:

•        a classified board of directors with staggered, three-year terms;

•        the ability of the Board to issue preference shares and to determine the price and other terms of those shares, including preferences and voting rights, potentially without shareholder approval;

•        the limitation of liability of, and the indemnification of and advancement of expenses to, members of the Board;

•        advance notice procedures with which shareholders must comply to nominate candidates to the Board or to propose matters to be acted upon at a shareholders’ meeting, which could preclude shareholders from bringing matters before annual or special meetings and delay changes in the Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise from attempting to obtain control of the Company;

•        that directors may be removed only (i) for cause and upon a resolution passed by all directors (other than the director who is the subject of the resolution) provided that a director appointed by EUR pursuant to its rights of appointment under the Articles may not be so removed, (ii) with or without cause by EUR where the director concerned was appointed by EUR pursuant to its rights of appointment under the Articles, (iii) for cause and, if EUR beneficially owns less than 50% of the voting power of the Company’s Ordinary Shares, upon a resolution of shareholders signed by a majority of the entire voting power of the Company’s Ordinary Shares, or (iv) if EUR beneficially owns at least 50% of the voting power of the Company’s Ordinary Shares, upon a resolution of shareholders signed by a majority of the entire voting power of the Company’s Ordinary Shares;

•        that shareholders may not act by written consent in lieu of a meeting at any time if EUR beneficially owns less than 50% of the voting power of the Company’s Ordinary Shares; provided, however, that at any time when EUR beneficially owns at least 50% of the voting power of the Company’s Ordinary Shares, the shareholders may pass a written consent if signed by holders of Ordinary Shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a shareholder meeting;

•        the right of the Board, if EUR beneficially owns less than 50% of the voting power of the Company’s Ordinary Shares, to fill vacancies created by the expansion of the Board or the resignation, death or removal of a director, or by a resolution of shareholders at any time when EUR beneficially owns at least 50% of the total voting power of the Company’s Ordinary Shares; and

•        that the Articles may be amended only (i) by the Board or (ii) if EUR owns at least 50% of the voting power of the Company’s Ordinary Shares, by a resolution of shareholders signed by a majority of the entire voting power of the Company’s Ordinary Shares.

However, under British Virgin Islands law, the directors of the Company may only exercise the rights and powers granted to them under the Articles for a proper purpose and for what they believe in good faith to be in the best interests of the Company.

Warrants

Public Warrants

Each public warrant entitles the registered holder to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination. However, no public warrants will be exercisable for cash unless we have an effective and current registration statement covering the Ordinary Shares issuable upon exercise of the public warrants and a current prospectus relating to such Ordinary Shares. We are registering the Ordinary Shares issuable upon exercise of the public warrants in the registration statement of which this prospectus forms a part because the public warrants will become exercisable 30 days after the completion of the Business Combination. However, because the public warrants will be exercisable until their expiration date of up to five years after the completion of the Business Combination, in order to comply with the requirements of Section 10(a)(3) of the Securities Act following the consummation of the Business Combination under the terms of the public warrant agreement, we have agreed that we will use our best efforts to file with the SEC as soon as practicable after the Business Combination a post-effective amendment to the registration statement of which this prospectus forms a part or a new registration statement for the registration, under the Securities Act, of the Ordinary Shares issuable upon exercise of the public warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the public warrants in accordance with the provisions of the public warrant agreement. Notwithstanding the foregoing, if a registration statement covering the Ordinary Shares issuable upon exercise of the public warrants is not effective within a specified period following the consummation of the Business Combination, public warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise public warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their public warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the public warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the public warrants, multiplied by the difference between the exercise price of the public warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the Ordinary Shares for the 5 trading days ending on the trading day prior to the date of exercise. The public warrants will expire on the fifth anniversary of our completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We may call the public warrants for redemption, in whole and not in part, at a price of $0.01 per public warrant,

•        at any time after the public warrants become exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each public warrant holder,

•        if, and only if, the reported last sale price of the Ordinary Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the public warrants become exercisable and ending on the third business day prior to the notice of redemption to public warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the Ordinary Shares underlying such public warrants.

The right to exercise will be forfeited unless the public warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a public warrant will have no further rights except to receive the redemption price for such holder’s public warrant upon surrender of such public warrant.

The redemption criteria for our public warrants have been established at a price which is intended to provide public warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the public warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the public warrants.

If we call the public warrants for redemption as described above, our leadership will have the option to require all holders that wish to exercise public warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the public warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the public warrants, multiplied by the difference between the exercise price of the public warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Ordinary Shares for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public warrants.

The public warrants are issued in registered form under a public warrant agreement between Continental Stock Transfer & Trust Company, as public warrant agent, and us. The public warrant agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least a majority of the then outstanding public warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of Ordinary Shares issuable on exercise of the public warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the public warrants will not be adjusted for issuances of Ordinary Shares at a price below their respective exercise prices.

In addition, if (x) we issue additional Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at an issue price or effective issue price of less than $9.20 per Ordinary Share (with such issue price or effective issue price to be determined in good faith by our board of directors, and in the case of any such issuance to our sponsor, initial stockholders or their affiliates, without taking into account any founder shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions), and (z) the Market Value is below $9.20 per share, the exercise price of the public warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which we issue the additional Ordinary Shares or equity-linked securities.

The public warrants may be exercised upon surrender of the public warrant certificate on or prior to the expiration date at the offices of the public warrant agent, with the exercise form on the reverse side of the public warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of public warrants being exercised. The public warrant holders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their public warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Public warrant holders may elect to be subject to a restriction on the exercise of their public warrants such that an electing public warrant holder would not be able to exercise their public warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the Ordinary Shares outstanding.

No fractional shares will be issued upon exercise of the public warrants. If, upon exercise of the public warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of Ordinary Shares to be issued to the public warrant holder. We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the public warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

PIPE Warrants

Pursuant to the Subscription Agreements, at the Closing, Critical Metals issued to each PIPE Investor warrants to purchase up to an aggregate of 1,000,000 Ordinary Shares (the “PIPE Warrants”). The PIPE Warrants are exercisable commencing on February 27, 2024, the closing date of the Business Combination, and expire on May 27, 2025.

Each PIPE Warrant had an initial exercise price of $10.00 per Ordinary Share (subsequently reduced to $5.00 per Ordinary Share pursuant to the terms of the warrant). The exercise price and number of Ordinary Shares issuable on the exercise of the PIPE Warrants may be adjusted in certain circumstances, including the event of a stock dividend, subdivision or the occurrence of a merger, consolidation, reorganization, share exchange or similar corporate transaction,

At no time may a holder of a PIPE Warrant exercise such warrant if the number of Ordinary Shares to be issued pursuant to such exercise would exceed, when aggregated with all Other Ordinary Shares owned by such holder and its affiliates at such time, the number of Ordinary Shares which would result in such holder and its affiliates beneficially owning (as determined in accordance with Section 12(d) of the Exchange Act and the rules thereunder) in excess of 9.99% of the then issued and outstanding Ordinary Shares; provided, however, that such holder may waive the foregoing restriction by providing the Company with 61 days’ notice of such waiver; provided, further, that during the 61 day period prior to the expiration of the PIPE Warrant, the holder may waive compliance with the foregoing restriction at any time during such 61 day period.

No fractional Ordinary Shares will be issued in connection with any exercise of a PIPE Warrant, in lieu of such fractional shares, the Company shall round the number of shares to be issued upon exercise up to the nearest whole number of shares.

The foregoing description of the PIPE Warrants is qualified in its entirety by reference to the full text of the form of PIPE Warrant, copy of which is filed with the SEC as Exhibit 10.13 to this registration statement and which are incorporate herein by reference.

Polar Warrants

At the Closing, Critical Metals issued to Polar warrants to purchase up to 350,000 Ordinary Shares (the “Polar Warrants”). The Polar Warrants are exercisable commencing on February 27, 2024, the closing date of the Business Combination, and expire on May 27, 2025.

The Polar Warrants had an initial exercise price of $10.00 per Ordinary Share (subsequently reduced to $5.00 per Ordinary Share pursuant to the terms of the warrant). The exercise price and number of Ordinary Shares issuable on the exercise of the Polar Warrants may be adjusted in certain circumstances, including the event of a stock dividend, subdivision or the occurrence of a merger, consolidation, reorganization, share exchange or similar corporate transaction,

At no time may a holder of a Polar Warrant exercise such warrant if the number of Ordinary Shares to be issued pursuant to such exercise would exceed, when aggregated with all Other Ordinary Shares owned by such holder and its affiliates at such time, the number of Ordinary Shares which would result in such holder and its affiliates beneficially owning (as determined in accordance with Section 12(d) of the Exchange Act and the rules thereunder) in excess of 9.99% of the then issued and outstanding Ordinary Shares; provided, however, that such holder may waive the foregoing restriction by providing the Company with 61 days’ notice of such waiver; provided, further, that during the 61 day period prior to the expiration of the Polar Warrant, the holder may waive compliance with the foregoing restriction at any time during such 61 day period.

No fractional Ordinary Shares will be issued in connection with any exercise of a Polar Warrant, in lieu of such fractional shares, the Company shall round the number of shares to be issued upon exercise up to the nearest whole number of shares.

The foregoing description of the Polar Warrant is qualified in its entirety by reference to the full text of the Polar Warrant, copy of which is filed with the SEC as Exhibit 10.14 to this registration statement and which are incorporate herein by reference.

GEM Warrants

Pursuant to the GEM Agreements, at the Closing, the GEM Investor was granted a warrant (the “GEM Warrant”) to purchase up to 1,814,797 Ordinary Shares. The GEM Warrants are exercisable commencing on February 27, 2024, the closing date of the Business Combination, and expire on February 27, 2027.

The GEM Warrants had an initial exercise price of $10.71 per Ordinary Share (subsequently reduced to $5.00 per Ordinary Share pursuant to the terms of the warrant). The exercise price and number of Ordinary Shares issuable on the exercise of the GEM Warrants may be adjusted in certain circumstances, including the event of a stock dividend, subdivision or the occurrence of a merger, consolidation, reorganization, share exchange or similar corporate transaction. The GEM Warrant can be exercised on a cashless basis in part or in whole at any time during the term. Any failure by us to timely transfer the Ordinary Shares under the GEM Warrant pursuant to GYBL’s exercise will entitle GYBL to compensation in addition to other remedies.

At no time may a holder of a GEM Warrant exercise such warrant if the number of Ordinary Shares to be issued pursuant to such exercise would exceed, when aggregated with all Other Ordinary Shares owned by such holder and its affiliates at such time, the number of Ordinary Shares which would result in such holder and its affiliates beneficially owning (as determined in accordance with Section 12(d) of the Exchange Act and the rules thereunder) in excess of 9.99% of the then issued and outstanding Ordinary Shares; provided, however, that such holder may waive the foregoing restriction by providing the Company with 61 days’ notice of such waiver; provided, further, that during the 61 day period prior to the expiration of the GEM Warrant, the holder may waive compliance with the foregoing restriction at any time during such 61 day period.

No fractional Ordinary Shares will be issued in connection with any exercise of a GEM Warrant, in lieu of such fractional shares, the Company shall round the number of shares to be issued upon exercise up to the nearest whole number of shares.

The foregoing description of the GEM Warrant is qualified in its entirety by reference to the full text of the Polar Warrant, copy of which is filed with the SEC as Exhibit 10.15 to this registration statement and which are incorporate herein by reference.

February 2025 Private Placement Warrants

Pursuant to the Securities Purchase Agreements, Critical Metals issued to each Feb. 2025 PIPE Investor warrants to purchase up to an aggregate of 4,910,000 Ordinary Shares. Such Warrants are exercisable commencing on February 7, 2025 and will expire on February 7, 2029.

Each warrant has an initial exercise price of $7.00 per Ordinary Share. The exercise price and number of Ordinary Shares issuable on the exercise of the warrants may be adjusted in certain circumstances, including the event of a stock dividend, subdivision or the occurrence of a merger, consolidation, reorganization, share exchange or similar corporate transaction,

At no time may a holder of a warrant exercise such warrant if the number of Ordinary Shares to be issued pursuant to such exercise would exceed, when aggregated with all other Ordinary Shares owned by such holder and its affiliates at such time, the number of Ordinary Shares which would result in such holder and its affiliates beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.99% of the then issued and outstanding Ordinary Shares.

No fractional Ordinary Shares will be issued in connection with any exercise of a PIPE Warrant, in lieu of such fractional shares, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

Warrant Price Adjustment

On February 27, 2025, the Company delivered a notice of price adjustment to certain holders of private warrants (the “Private Warrants”) to purchase Ordinary Shares. Pursuant to the terms of the Private Warrants, upon the occurrence of certain specified events, the warrant price and/or number of shares issuable upon exercise of such Private Warrants is subject to adjustment from time to time as set forth therein. As a result of certain events, the exercise price of the Private Warrants was adjusted to $5.00 per share effective as of February 27, 2025. Holders of the Private Warrants include Polar Multi-Strategy Master Fund, certain funds affiliated with Empery Asset Management, LP and Gem Global Yield LLC SCS. In the aggregate, the Private Warrants are exercisable for 3,564,797 Ordinary Shares.

The notice of adjustment does not impact the Public Warrants to purchase Ordinary Shares that trade on the Nasdaq Stock Market LLC under the symbol “CRMLW” or the February 2025 Private Placement Warrants. The exercise price of the Public Warrants and the February 2025 Private Placement Warrants remains at $11.50 per share and $7.00 per share, respectively, and is only subject to adjustment in accordance with the terms of such warrant.

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale by the Selling Securityholders of up to 100,312,567 Ordinary Shares, which includes (i) 67,788,383 Ordinary Shares issued to EUR in connection with the Business Combination; (ii) 6,778,838 Ordinary Shares issuable to EUR in connection with the Business Combination as Earnout Shares, which is subject to certain terms and conditions relating to the price of the Ordinary Shares during the five year period following the consummation of the Business Combination; (iii) 3,343,750 Ordinary Shares issued to the Sponsor in connection with the Business Combination in exchange for 3,343,750 shares of Sizzle Common Stock; (iv) 51,600 Ordinary Shares issued to the Sponsor in connection with the Business Combination in satisfaction of $129,437 aggregate principal amount outstanding under certain promissory notes held by Sponsor; (v) 1,247,250 Ordinary Shares issued to Cantor, which includes (x) 47,250 Ordinary Shares purchased by Cantor in a private placement in connection with the Sizzle IPO, and (y) 1,200,000 Ordinary Shares issued as compensation to Cantor, as the representative of the underwriters in the Sizzle IPO, for its deferred underwriting fee; (vi) 3,028,356 Ordinary Shares issuable to EAM pursuant to the Subscription Agreements, which consists of (w) 114,497 PIPE Shares, (x) 628,479 Bonus Shares; (y) 571,345 Ordinary Shares issuable upon the exercise of the PIPE Warrant and (z) 1,714,035 Additional Shares; (vii) 1,342,430 Ordinary Shares issuable to ETE III pursuant to the Subscription Agreements, which consists of (w) 50,756 PIPE Shares, (x) 278,598 Bonus Shares; (y) 253,269 Ordinary Shares issuable upon the exercise of the PIPE Warrants and (z) 759,807 Additional Shares; (viii) 929,614 Ordinary Shares issuable to ETE pursuant to the Subscription Agreements, which consists of (w) 35,147 PIPE Shares, (x) 192,923 Bonus Shares, (y) 175,386 Ordinary Shares issuable upon the exercise of the PIPE Warrants and (z) 526,158 Additional Shares; (ix) 350,000 Ordinary Shares that are issuable to Polar upon exercise of the Polar Warrants; (x) 1,015,000 Ordinary Shares issued to various vendors and service providers in connection with the Closing of the Business Combination pursuant to certain agreements to pay various business combination transaction expenses otherwise due at Closing in Ordinary Shares; and (xi) up to 14,437,346 Ordinary Shares issuable to GEM Global, which consists of (x) 122,549 Ordinary Shares issued to GEM Global at the Closing as the commitment fee payable under the GEM Agreements, (y) up to 12,500,000 Ordinary Shares issuable pursuant to the GEM Agreements and (z) 1,814,797 Ordinary Shares issuable upon exercise of the GEM Warrant.

The Selling Securityholders may offer and sell, from time to time, any or all of the Ordinary Shares being offered for resale by this prospectus. Please see the section entitled “Description of Securities” for further information regarding the rights and restrictions of these securities.

In this prospectus, the term “Selling Securityholders” includes (i) the entities identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part or by a supplement to this prospectus) and (ii) any donees, pledgees, transferees or other successors-in-interest that acquire any of the securities covered by this prospectus after the date of this prospectus from the named Selling Securityholders as a gift, pledge, partnership distribution or other non-sale related transfer.

The table below sets forth, as of the date of this prospectus, the name of the Selling Securityholders for which we are registering Ordinary Shares for resale to the public, and the aggregate principal amount that the Selling Securityholders may offer pursuant to this prospectus. In accordance with SEC rules, individuals and entities below are shown as having beneficial ownership over shares they own or have the right to acquire within 60 days, as well as shares for which they have the right to vote or dispose of such shares. Also in accordance with SEC rules, for purposes of calculating percentages of beneficial ownership, shares which a person has the right to acquire within 60 days of April 11, 2025 are included both in that person’s beneficial ownership as well as in the total number of shares issued and outstanding used to calculate that person’s percentage ownership but not for purposes of calculating the percentage for other persons. In some cases, the same ordinary shares are reflected more than once in the table below because more than one holder may be deemed the beneficial owner of the same ordinary shares. We have based percentage ownership on 98,602,178 Ordinary Shares outstanding as of the date of this prospectus.

Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Securityholder and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented. Please see the section titled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these securities.

Unless otherwise noted, the business address of each of the following entities or individuals after the Business Combination is c/o Critical Metals Corp., Maples Corporate Services (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.

Name and Address	Ordinary Shares Beneficially Owned Prior to This Offering	Percentage Ownership	Number of Ordinary Shares Being Offered(1)	Ordinary Shares Beneficially Owned After This Offering(2)	Percentage Ownership
European Lithium Limited(3)	67,788,383	68.7%	74,567,221	—	—
VO Sponsor, LLC(4)	3,380,350	3.4%	3,380,350	—	—
Cantor Fitzgerald & Co.(5)	1,247,250	1.3%	1,247,250	—	—
Empery Asset Master, LTD(6)	4,671,606	4.7%	3,028,356	1,643,250	1.7%
Empery Tax Efficient III, LP(7)	2,070,858	2.1%	1,342,430	728,428	*
Empery Tax Efficient, LP(8)	1,434,042	1.5%	929,614	504,428	*
Polar Multi-Strategy Master Fund(9)	1,080,000	1.1%	350,000	730,000	*
BTIG, LLC(10)	400,000	*	400,000	—	—
Suppliers and Vendors(11)	615,000	*	615,000	—	—
GEM Global Yield LLC SCS(12)	1,937,346	2.0%	14,437,346	—	—
David Perlin(13)	15,000	*	15,000	—	—

____________

*        Less than 1%.

(1)      The amounts set forth in this column are the number of Ordinary Shares that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other Ordinary Shares that the Selling Securityholder may own beneficially or otherwise.

(2)      Assumes the sale of all shares being offered pursuant to this prospectus.

(3)      Includes Ordinary Shares issued in connection with the Business Combination. Prior to the consummation of the Business Combination, European Lithium owned all the issued and outstanding equity interest of ELAT, which, as a result of the Business Combination, became a wholly-owned subsidiary of Critical Metals. The address for this selling securityholder is 32 Harrogate Street, West Leederville, Western Australia, 6007.

(4)      Mr. Steve Salis and Mr. Jamie Karson are managing members of the Sponsor and may be deemed to beneficially own the securities held by the Sponsor. Prior to the consummation of the Business Combination Mr. Salis and Mr. Karson were Chairman and Chief Executive Officer and Non-Executive Vice-Chairman of the Board of Directors, respectively, of Sizzle. The address for this selling securityholder is 4201 Georgia Avenue, NW, Washington, DC 20011.

(5)      Includes (x) 47,250 Ordinary Shares purchased by Cantor Fitzgerald & Co.(“CF&CO”) in a private placement in connection with the Sizzle IPO, and (y) 1,200,000 Ordinary Shares issued as compensation to CF&CO, as the representative of the underwriters in the Sizzle IPO, for its deferred underwriting fee. The business address of CF&CO is 110 East 59th Street, New York, NY 10022. Cantor Fitzgerald Securities (“CFS”) controls the managing general partner of CF&CO. Cantor Fitzgerald, L.P. (“CFLP”) indirectly controls each of CFS and CF&CO. CFLP is controlled by CF Group Management, Inc. (“CFGM”), its managing general partner. Mr. Howard Lutnick is the Chairman and Chief Executive Officer of CFGM and also the trustee of CFGM’s sole stockholder and therefore controls CFGM. As such, each of CFS, CFLP, CFGM and Mr. Lutnick may be deemed to have beneficial ownership of the securities directly held by CF&CO. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(6)      Includes Ordinary Shares issued pursuant to the Subscription Agreements, acquired in open market purchases and issuable upon exercise of the PIPE warrants. Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management

LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of such securityholder is c/o Empery Asset Management, LP is One Rockefeller Plaza, Suite 1205, New York, NY 10020.

(7)      Includes Ordinary Shares issued pursuant to the Subscription Agreements, acquired in open market purchases and issuable upon exercise of the PIPE warrants. Empery Asset Management LP, the authorized agent of Empery Tax Efficient III, LP (“ETE III”), has discretionary authority to vote and dispose of the shares held by ETE III and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE III. ETE III, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of such securityholder is c/o Empery Asset Management, LP is One Rockefeller Plaza, Suite 1205, New York, NY 10020.

(8)      Includes Ordinary Shares issued pursuant to the Subscription Agreements, acquired in open market purchases and issuable upon exercise of the PIPE warrants. Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(9)      Includes shares issuable upon the exercise of the Polar Warrant. The Sponsor, Sizzle and Polar entered into subscription agreements in connection with the extensions and working capital matters. Polar Multi-Strategy Master Fund (“Polar Fund”) is under management by Polar Asset Management Partners Inc. (“PAMPI”). PAMPI serves as investment advisor of the Polar Fund and has control and discretion over the shares held by the Polar Fund. As such, PAMPI may be deemed the beneficial owner of the shares held by the Polar Fund. PAMPI disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The address of the Selling Securityholder is 16 York Street, Suite 2900, Toronto, ON, Canada M5J 0E6.

(10)    Consists of shares issued as compensation for services rendered in connection with the Business Combination. Anton Leroy, in his capacity as Chief Executive Officer of BTIG, LLC may be deemed to have voting and investment control with respect to the shares held by BTIG, LLC, and therefore may be deemed to be the beneficial owner of such shares. Anton Leroy disclaims beneficial ownership of the securities held by BTIG, LLC except to the extent of his pecuniary interest therein. The address of this securityholder is 600 Montgomery Street, 6th Floor, San Francisco, CA 94111.

(11)    Consists of shares issued as compensation for services rendered in connection with the Business Combination, other than those shares issued to CF&CO and BTIG.

(12)    Consists of (x) 122,549 Ordinary Shares issued to GEM Global at the Closing as the commitment fee payable under the GEM Agreements, (y) up to 12,500,000 Ordinary Shares issuable pursuant to the GEM Agreements and (z) 1,814,797 Ordinary Shares issuable upon exercise of the GEM Warrant. Gem Global Yield Fund LLC (“GEM GP”) is the general partner of GEM Global. Christopher F. Brown is the sole beneficial owner of GEM GP and has voting and dispositive power over the shares held by GEM Global. The address for GEM Global, GEM GP and Mr. Brown is 12C, rue Guillaume J. Kroll, L-1882 Luxembourg.

(13)    Reflects Ordinary Shares received as a distribution from the Sponsor. The address of the Selling Securityholder is 4950 Blackwood Road, Bozeman, Montana, 59718.

PLAN OF DISTRIBUTION

The Selling Securityholders, which as used here includes donees, pledgees, transferees or other successors-in-interest selling Ordinary Shares or interests in Ordinary Shares received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their Ordinary Shares or interests in Ordinary Shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of Ordinary Shares or interests therein:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for their account;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        broker-dealers or other financial intermediaries may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;

•        a combination of any such methods of sale; and

•        any other method permitted by applicable law.

The GEM Investor and GYBL may use one or more financial intermediaries to effectuate sales, if any, of the Ordinary Shares that they may acquire from us pursuant to the GEM Agreements. Each such financial intermediary may receive commissions for executing such sales and, if so, such commissions will not exceed customary brokerage commissions. The GEM Investor and GYBL, as well as such financial intermediaries, are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act.

We have advised the GEM Investor and GYBL that they are required to comply with Regulation M promulgated under the Exchange Act pursuant to the GEM Agreements. With certain exceptions, Regulation M precludes the GEM Investor and GYBL, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus. The GEM Investor and GYBL have informed us that they did not engage in any short selling of our securities or other hedging activities prior to entering into the GEM Agreements.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the Ordinary Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the Ordinary Shares or Warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Ordinary Shares or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Ordinary Shares in the course of hedging the positions they assume. The Selling Securityholders may also sell Ordinary Shares short and deliver these securities to close out their short positions, or loan or pledge the Ordinary Shares to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Ordinary Shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Ordinary Shares to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the Ordinary Shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act.

Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.

To the extent required, Ordinary Shares to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Ordinary Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Ordinary Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Ordinary Shares offered by this prospectus.

We have agreed with the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until all of the securities covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or the securities have been withdrawn.

EXPENSES RELATED TO THE OFFERING

Set forth below is an itemization of the total expenses that are expected to be incurred by us in connection with the offer and sale of the Ordinary Shares by the Selling Securityholders. With the exception of the SEC registration fee, all amounts are estimates.

U.S. Dollar
SEC Registration Fee	$189,576.89
Legal Fees and Expenses	*
Accounting Fees and Expenses	*
Printing Expenses	*
Miscellaneous Expenses	*
Total	*

____________

*        These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Under agreements to which we are party with the Selling Securityholders, we have agreed to bear all expenses relating to the registration of the resale of the securities pursuant to this prospectus.

LEGAL MATTERS

The validity of the Ordinary Shares offered by this prospectus and certain other British Virgin Islands legal matters will be passed upon for Maples and Calder (BVI) LLP.

EXPERTS

The financial statements of Critical Metals Corp. as of June 30, 2024 and for each of the two years in the year ended June 30, 2024 and 2023 appearing in the Annual Report for the year ended June 30, 2024 have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, and are incorporated herein by reference. Such financial statements are incorporated herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Tanbreez Mining Greenland A/S. as of December 31, 2024 and for each of the two years in the year ended December 31, 2024 and 2023 appearing in the Form 6-K of Critical Metals Corp., dated March 28, 2025, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, and are incorporated herein by reference. Such financial statements are incorporated herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The technical information appearing in the Annual Report for the year ended June 30, 2024 concerning the Wolfsberg Project was derived from the S-K 1300 Technical Report Summary prepared by CSA Global South Africa (Pty) Limited, independent mining consultants and is incorporated by reference herein. None of CSA Global South Africa (Pty) Limited, or the employees of CSA Global South Africa (Pty) Limited, is an affiliate of the Company.

The technical information related to the mining property known as the Tanbreez Rare Earth Project incorporated by reference herein was derived from the S-K 1300 Technical Report Summary prepared by prepared by Agricola Mining Consultants Pty Ltd. None of prepared by Agricola Mining Consultants Pty Ltd., or the employees of CSA Global South Africa (Pty) Limited, is an affiliate of the Company.

ENFORCEMENT OF JUDGMENTS/ENFORCEMENT OF CIVIL LIABILITIES

There is no statutory enforcement in the British Virgin Islands of judgments obtained in the U.S., however, the courts of the British Virgin Islands will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary, provided that:

•        the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

•        the judgment is final and for a liquidated sum;

•        the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company;

•        in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;

•        recognition or enforcement of the judgment in the British Virgin Islands would not be contrary to public policy; and

•        the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

The British Virgin Islands courts are unlikely:

•        to recognize or enforce against the Company, judgments of courts of the U.S. predicated upon the civil liability provisions of the securities laws of the U.S.; and

•        to impose liabilities against the Company, predicated upon the certain civil liability provisions of the securities laws of the U.S. so far as the liabilities imposed by those provisions are penal in nature.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a post effective amendment on Form F-3, including exhibits thereto, to our registration statement on Form F-1 under the Securities Act of 1933, as amended, with respect to the Ordinary Shares offered by this prospectus. This prospectus does not contain all of the information included in the registration statement or exhibits. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports of foreign private issuer on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchase and sale of our Ordinary Shares. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We will send our transfer agent a copy of all notices of shareholders’ meetings and other reports, communications and information that are made generally available to shareholders. The transfer agent has agreed to mail to all shareholders a notice containing the information (or a summary of the information) contained in any notice of a meeting of our shareholders received by the transfer agent and will make available to all shareholders such notices and all such other reports and communications received by the transfer agent.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows the Company to “incorporate by reference” into this prospectus the information we file with or furnish to the SEC, which means that the Company can disclose important information to you by referring you to those documents. The Company hereby incorporates by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents:

•        the Company’s annual report on Form 20-F filed with the SEC on October 30, 2024 (the “Form 20-F”);

•        the Company’s reports of foreign private issuer on Form 6-K furnished to the SEC on SEC on July 16, 2024 (excluding Exhibit 99.1 thereto), July 25, 2024, December 11, 2024 (excluding Exhibit 99.1 thereto), January 22, 2025 (excluding Exhibit 99.1 thereto), February 10, 2025, March 4, 2025 (excluding Exhibit 99.1 thereto), March 6, 2025, March 13, 2025 (excluding Exhibit 99.1 thereto) (as amended by the Company’s Current Report on Form 6-K/A filed on March 19, 2025), March 17, 2025 (excluding Exhibit 99.1 thereto), March 19, 2025, March 28, 2025 and March 31, 2025; and

•        the description of the Company’s Securities included in Exhibit 2.5 to the Annual Report, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and, to the extent specifically designated therein, reports of foreign private issuer on Form 6-K furnished by the Company to the SEC, in each case, after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, as well as prior to the completion or termination of the offering of securities under this prospectus, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing or furnishing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Notwithstanding the foregoing, no information is incorporated by reference in this prospectus or any prospectus supplement hereto where such information under applicable forms and regulations of the SEC is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the report or filing containing such information indicates that the information therein is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this prospectus or any prospectus supplement hereto.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all the reports or documents incorporated by reference in this prospectus, at no cost to the requester, upon written or oral request to us at the following address:

Critical Metals Corp.
c/o Maples Corporate Services (BVI) Limited
Kingston Chambers, PO Box 173, Road Town
Tortola, British Virgin Islands

Attention: Tony Sage, Executive Chairman and Chief Executive Officer

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

CRITICAL METALS CORP.

Prospectus dated April 23, 2025